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FOR IMMEDIATE RELEASE                              Contact: Stephen L. DeMaria
                                                                  510-274-0700
                                                                  800-323-2677

                 FIBREBOARD ANNOUNCES GLOBAL ASBESTOS SETTLEMENT


      (WALNUT CREEK, CALIFORNIA, December 23, 1993) Fibreboard Corporation (AMEX:FBD) announced it has entered into definitive Global Settlement and Insurance Settlement agreements with its insurers, Continental Casualty and Pacific Indemnity, and class counsel for asbestos personal injury claimants providing for a comprehensive settlement of asbestos personal injury claims against the Company. The settlement agreements, which require final court approval, would resolve Fibreboard's asbestos personal injury liabilities within available insurance and existing reserves. Final court action on the settlement agreements is anticipated in mid-1994, although appellate review of a favorable trial court ruling if pursued could take an additional year or more.

      Fibreboard Chairman and CEO, John D. Roach, stated, "I am delighted that the settlement agreements we announced as agreements in principle in August 1993 are now completed. Given the benefits of these settlements to all parties involved, I am optimistic we will obtain prompt judicial review and final court approval. The settlements should ultimately result in more than $3 billion being made available for existing and future asbestos personal injury claimants."

      If both the Global Settlement and Insurance Settlement agreements are approved by the court, a Settlement Trust will be established with funding of more than $1.53 billion for future asbestos personal injury claims. Continental Casualty and Pacific Indemnity will also satisfy existing Fibreboard asbestos personal injury settlement obligations and assume responsibility for existing unsettled personal injury claims. Upon court approval, the Settlement Trust will assume responsibility for resolving all future asbestos personal injury claims. Future claimants will thus be barred from suing Fibreboard, Continental or Pacific Indemnity.

      In the event the Global Settlement agreement does not obtain court approval, but the Insurance Settlement agreement is approved, Continental and Pacific will still satisfy existing Fibreboard personal injury settlement obligations and will also provide the Company up to $2 billion in additional funds to deal with existing unsettled and future asbestos personal injury claims.



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FIBREBOARD ANNOUNCES
GLOBAL ASBESTOS SETTLEMENT
January 6, 1994


      If neither the Global Settlement nor Insurance Settlement agreements are approved by the court, Fibreboard and its insurers will continue the appeal of their insurance coverage litigation in the California courts. On November 15, 1993, the California Court of Appeal issued a decision in the insurance coverage case between Fibreboard and its insurers affirming the duty of the insurers to indemnify Fibreboard for asbestos-related personal injury claims.

      In its decision the Court of Appeal affirmed the trial court's favorable ruling on the scope of coverage of the insurance policies and the trial court's basic decision on continuous trigger of coverage. The Court modified the trial court judgment to provide that the policies are triggered by a claimant's first exposure to the policyholder's products. However, the Court emphasized that the burden is on the insurer to show that the claimant was not exposed to the policyholder's product before or during the policy period. It is likely that one or more parties will seek discretionary review of the Court of Appeal decision with the California Supreme Court. As requested by Fibreboard and two of the insurers, Continental Casualty Company and Pacific Indemnity, the Court of Appeal withheld its ruling on the issues in the case discrete to Continental and Pacific, pending finalization of this settlement.

      During the court approval process the Company will be free to expand its businesses, make additional acquisitions and maintain continued access to capital markets. However, until such time as final court approval is obtained the Company will not be in a position to consider stock repurchases or cash dividends due to legal and contractual restrictions.

      Fibreboard Corporation, headquartered in Walnut Creek, California, owns more than 80,000 acres of timberland in the Sierra Nevada mountains and manufactures lumber, hardwood plywood, moulding and millwork, agricultural container components, precision molded industrial insulation and fireproofing materials. Its Resort Operations Group owns and operates Northstar-at-Tahoe, an all season resort featuring skiing, golfing and a conference center, and Sierra-at-Tahoe, a day ski facility, both located in the Sierra Nevada mountains of California.



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